Contact: Barbara B. Lucas
                                         Senior Vice President - Public Affairs
                                         410-716-2980

                                         Mark M. Rothleitner
                                         Vice President - Investor Relations and
                                         Treasurer
                                         410-716-3979




FOR IMMEDIATE RELEASE:  Tuesday, October 23, 2001
Subject:  Black & Decker  Reports $.57  Earnings  Per Share for Third Quarter of
          2001

Towson, MD - The Black & Decker Corporation (NYSE:BDK) today announced that net earnings for the third quarter of 2001 were $46.2 million, or $.57 per diluted share. The Corporation reported net earnings of $86.3 million, or $1.03 per diluted share, for the third quarter last year.

         Sales for the third quarter of 2001 were $1.06 billion, down 6% from the $1.13 billion reported by the Corporation for the same period last year. Sales declined 4% excluding the effects of foreign currency translation.

         Commenting on the results, Nolan D. Archibald, Chairman and Chief Executive Officer, said, "The difficult economic conditions that we experienced during the first half of 2001 continued through the third quarter. Despite weaker-than-expected sales, earnings were within the range that we had projected.
                                     (more)

Page Two
         "Sales in the worldwide Power Tools and Accessories segment, excluding foreign currency translation, declined 3% in the quarter compared to the same period last year, with declines in both North America and Europe. In North America, higher sales of professional products were more than offset by lower sales of consumer products. The sales gains in our professional business were driven by new products, including the next-generation DEWALT(R) XRP(TM)
drill/drivers, pneumatic-powered finish nailers, and the hand-carry air compressor. Initial sales also were encouraging for two new gas-powered generators that DEWALT launched ahead of schedule in the third quarter. This new professional product category is the fourth that we have entered this year. In our North American consumer business, sales were lower primarily due to a change in shipping terms to a major customer. The majority of new consumer products are being introduced during the fourth quarter.

         "In Europe, where economic conditions remained sluggish, especially in Germany, a decline in consumer tool sales was partially offset by some improvement in sales of professional tools. Our consumer business continued to be negatively affected by excess retail inventory of opening-price-point power tools imported from Asia, while our professional business continued to benefit from the successful transition to the DEWALT brand throughout Europe.

         "In the rest of the world, sales of power tools and accessories increased at a single-digit rate, with solid increases in Mexico and Brazil. Margins improved as favorable product mix more than offset negative currency effects.

         "Operating profit for Power Tools and Accessories declined from the same period last year primarily due to lower sales and lower gross margin, the effects of which were only partially offset by expense reductions. Lower gross margin reflected production cutbacks to manage inventory as well as a reduced level of volume-related productivity improvement. In Europe, margins also were affected by price pressures from Asian imports and the weak euro currency.
                                     (more)

Page Three
         "Sales in the Hardware and Home Improvement segment declined 11% in the third quarter largely because of the weak economic environment in North America and inventory correction actions by retailers. Our security hardware business experienced a slowing of orders for its existing products as retailers prepared for Kwikset's major brand and product repositioning, which is being rolled out in the fourth quarter. In our Price Pfister plumbing business, the weak economic environment also had the effect of shifting consumer buying preferences toward lower-price-point competitive products. Operating profit in this segment for the quarter declined from last year's level due to lower sales, actions to manage inventory, and price pressures in the plumbing products business.

         "Sales in the Fastening and Assembly Systems segment declined slightly in the quarter. Higher sales in the automotive sector were more than offset by continued weak sales in the industrial sector. Automotive sales were higher due to the acquisition of the automotive division of Bamal Corporation in North America and sales growth in Europe and Asia. A decline in operating profit for the quarter reflected pricing pressure and sales of lower-margin products.

         "Inventory declined $28 million from the third quarter last year and increased $79 million from the second quarter this year. The increase was concentrated in our North American consumer power tools business in preparation for our seasonally significant fourth quarter and also reflected a change in shipping terms to a major customer. Compared to last year, our supply chain initiatives generated a significant inventory reduction in Power Tools and Accessories, offset in part by higher Kwikset inventory in preparation for the brand-repositioning rollout.

         "Free cash flow was $76 million during the quarter versus a use of $32 million for the same quarter last year. The improvement was due to better working capital management and lower capital expenditures, offset in part by lower net earnings. Through the first nine months of 2001, free cash flow was $8 million versus a use of $52 million for the same period in 2000. We also purchased 1.1 million shares of our common stock during the last thirty days, some of which settled during the third quarter.
                                     (more)

Page Four
         "Looking ahead, we expect the world economies to remain weak, and it is the general consensus of economists that there will be negative U.S. growth in the fourth quarter. Based on this outlook, we expect fourth quarter sales excluding foreign currency translation to be approximately flat to the fourth quarter of 2000 and diluted earnings per share to be in the $.70-to-$.80 range.

         "In light of the effects of weak economic conditions on our profitability, we have been taking a number of measures during the year to cut costs. Through a general hiring freeze and attrition, as well as consolidation in the Hardware and Home Improvement group, we have achieved a 4% reduction in total headcount since the end of 2000. We also are generating positive results from a company-wide program to reduce and improve the effectiveness of indirect spending, and we are carefully monitoring the amount and timing of discretionary expenses.

         "Challenging economic conditions have become even more difficult, however, and prospects of economic recovery more distant since the tragic events that occurred in September. Therefore, we are intensifying our focus on structural cost reductions that will improve profitability despite sluggish sales. We continue to project that our year-end inventory level will be at or below $800 million due to improved supply chain management and lower production levels. We are on track to reduce capital spending for 2001 by at least $35 million compared to last year and continue to expect to convert at least 70% to 80% of net earnings to free cash flow for the year.

         "Despite the challenges that we face, Black & Decker's competitive advantages, including our brands, new product development expertise, and customer relationships, remain strong. Our continued focus on operational improvement through Six Sigma, along with aggressive cash management and a strong balance sheet, position us to weather the economic downturn and capitalize on the future economic recovery."
                                     (more)

Page Five
         The Corporation will hold a conference call today at 10:00 a.m., EDT, to discuss third-quarter results. Investors can listen to the call by visiting www.bdk.com, the Corporation's homepage, and clicking on the icon labeled "Live Webcast." It is recommended that listeners log-in at least ten minutes prior to the beginning of the call to assure timely access. A replay of the conference call will be available on the Corporation's homepage through the close of business on October 30, 2001.

         This release includes forward-looking  statements within the meaning of
Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. By their nature, all forward-looking statements involve risks and uncertainties. For a more detailed discussion of the risks and uncertainties that may affect Black & Decker's operating and financial results and its ability to achieve the financial objectives discussed in this press release, interested parties should review Black & Decker's reports filed with the Securities and Exchange Commission, including the Current Report on Form 8-K, filed October 23, 2001.

         Black & Decker is a leading global  manufacturer  and marketer of power
tools  and   accessories,   hardware   and  home   improvement   products,   and
technology-based fastening systems.
                                     *  *  *

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)
                 (Dollars in Millions Except Per Share Amounts)


                                               Three Months Ended
                                          -----------------------------
                                          September 30,     October 1,
                                                   2001          2000
                                          --------------    -----------

SALES                                     $     1,063.0     $  1,133.2
   Cost of goods sold                             696.4          707.3
   Selling, general, and
     administrative expenses                      277.6          277.7
                                          --------------    -----------
OPERATING INCOME                                   89.0          148.2
   Interest expense
     (net of interest income)                      20.4           26.5
   Other expense (income)                           2.7           (1.6)
                                          --------------    -----------
EARNINGS BEFORE INCOME TAXES                       65.9          123.3
   Income taxes                                    19.7           37.0
                                          --------------    -----------
NET EARNINGS                              $        46.2     $     86.3
                                          ==============    ===========



NET EARNINGS PER COMMON SHARE
   - BASIC                                $         .57     $     1.04
                                          ==============    ===========

Shares Used in Computing Basic
   Earnings Per Share (in Millions)                80.8           83.2
                                          ==============    ===========



NET EARNINGS PER COMMON SHARE
   - ASSUMING DILUTION                    $         .57     $     1.03
                                          ==============    ===========

Shares Used in Computing Diluted
   Earnings Per Share (in Millions)                81.0           83.8
                                          ==============    ===========

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                 CONSOLIDATED STATEMENT OF EARNINGS (Unaudited)
                 (Dollars in Millions Except Per Share Amounts)


                                                 Nine Months Ended
                                          -----------------------------
                                          September 30,     October 1,
                                                   2001           2000
                                          -----------------------------

SALES                                     $     3,112.4     $  3,297.2
   Cost of goods sold                           2,043.0        2,081.6
   Selling, general, and
     administrative expenses                      823.8          833.3
   Gain on sale of business                           -           20.1
                                          --------------    -----------
OPERATING INCOME                                  245.6          402.4
   Interest expense
     (net of interest income)                      65.5           75.7
   Other expense (income)                           7.3           (2.6)
                                          --------------    -----------
EARNINGS BEFORE INCOME TAXES                      172.8          329.3
   Income taxes                                    51.8           99.8
                                          --------------    -----------
NET EARNINGS                              $       121.0     $    229.5
                                          ==============    ===========



NET EARNINGS PER COMMON SHARE
   - BASIC                                $        1.49     $     2.71
                                          ==============    ===========

Shares Used in Computing Basic
   Earnings Per Share (in Millions)                81.0           84.6
                                          ==============    ===========



NET EARNINGS PER COMMON SHARE
   - ASSUMING DILUTION                    $        1.49     $     2.69
                                          ==============    ===========

Shares Used in Computing Diluted
   Earnings Per Share (in Millions)                81.4           85.3
                                          ==============    ===========

                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
                          CONSOLIDATED BALANCE SHEET
                             (Millions of Dollars)


                                           September 30,
                                                    2001    December 31,
                                             (Unaudited)            2000
                                          --------------    -------------

ASSETS
Cash and cash equivalents                 $       139.3     $      135.0
Trade receivables                                 830.7            783.1
Inventories                                       878.7            844.0
Other current assets                              201.9            199.9
                                          --------------    -------------
       TOTAL CURRENT ASSETS                     2,050.6          1,962.0
                                          --------------    -------------

PROPERTY, PLANT, AND EQUIPMENT                    727.4            748.1
GOODWILL                                          720.6            717.2
OTHER ASSETS                                      776.0            662.4
                                          --------------    -------------
                                          $     4,274.6     $    4,089.7
                                          ==============    =============

LIABILITIES AND STOCKHOLDERS' EQUITY
Short-term borrowings                     $       118.9     $      402.9
Current maturities of long-term debt               41.2             47.7
Trade accounts payable                            420.7            367.6
Other accrued liabilities                         745.1            814.1
                                          --------------    -------------
       TOTAL CURRENT LIABILITIES                1,325.9          1,632.3
                                          --------------    -------------

LONG-TERM DEBT                                  1,209.5            798.5
DEFERRED INCOME TAXES                             218.7            221.0
POSTRETIREMENT BENEFITS                           266.1            240.6
OTHER LONG-TERM LIABILITIES                       484.5            479.8
COMMON STOCK UNDER EQUITY FORWARDS                    -             25.1
STOCKHOLDERS' EQUITY                              769.9            692.4
                                          --------------    -------------
                                          $     4,274.6     $    4,089.7
                                          ==============    =============


                 THE BLACK & DECKER CORPORATION AND SUBSIDIARIES
          SUPPLEMENTAL INFORMATION ABOUT BUSINESS SEGMENTS (Unaudited)
                             (Millions of Dollars)


                                     Reportable Business Segments
                           --------------------------------------------------
                                 Power      Hardware     Fastening                  Currency       Corporate,
Three Months Ended             Tools &        & Home    & Assembly               Translation     Adjustments,
September 30, 2001         Accessories   Improvement       Systems       Total   Adjustments   & Eliminations  Consolidated
----------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                     $770.1        $190.8        $121.5    $1,082.4      $ (19.4)              $ -      $1,063.0
Segment profit (loss)
  (for Consolidated,
  operating income)               78.5          16.0          14.8       109.3         (1.2)            (19.1)         89.0
Depreciation and
  amortization                    20.2           8.1           4.1        32.4          (.3)              6.3          38.4
Capital expenditures              20.6           7.2           3.8        31.6          (.6)                -          31.0


Three Months Ended
October 1, 2000
----------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                     $792.6        $213.8        $123.1    $1,129.5       $  3.7               $ -      $1,133.2
Segment profit (loss)
  (for Consolidated,
  operating income)              101.3          30.8          19.6       151.7           .1              (3.6)        148.2
Depreciation and
  amortization                    21.7           7.5           4.1        33.3           .1               6.5          39.9
Capital expenditures              31.3           7.6           5.5        44.4           .2                .1          44.7


Nine Months Ended
September 30, 2001
----------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                   $2,199.6        $583.2        $372.6    $3,155.4       $(43.0)              $ -      $3,112.4
Segment profit (loss)
  (for Consolidated,
  operating income)              168.5          41.9          54.9       265.3         (2.9)            (16.8)        245.6
Depreciation and
  amortization                    66.2          26.8          11.8       104.8         (1.4)             19.4         122.8
Capital expenditures              66.1          24.8          10.0       100.9         (1.2)               .7         100.4


Nine Months Ended
October 1, 2000
----------------------------------------------------------------------------------------------------------------------------
Sales to unaffiliated
  customers                   $2,248.1        $625.8        $382.9    $3,256.8       $ 40.4               $ -      $3,297.2
Segment profit (loss)
  (for Consolidated,
  operating income
  before gain on sale
  of business)                   255.1          77.0          64.0       396.1          3.6             (17.4)        382.3
Depreciation and
  amortization                    63.8          26.2          12.2       102.2          1.3              19.8         123.3
Capital expenditures             106.5          22.4          18.5       147.4          1.7                .6         149.7

     The reconciliation of segment profit to the Corporation's earnings before income taxes for each period, in millions of dollars, is as follows:


                                             Three Months Ended               Nine Months Ended
----------------------------------------------------------------------------------------------------
                                        September 30,    October 1,    September 30,     October 1,
                                                 2001          2000             2001           2000
----------------------------------------------------------------------------------------------------

Segment profit for total reportable
  business segments                            $109.3        $151.7           $265.3         $396.1

Items excluded from segment profit:

  Adjustment of budgeted foreign
    exchange rates to actual rates               (1.2)           .1             (2.9)           3.6

  Depreciation of Corporate property
    and amortization of certain goodwill         (6.3)         (6.5)           (19.4)         (19.8)

  Adjustment to businesses' post-
    retirement benefit expenses
    booked in consolidation                       9.4           9.0             30.3           27.2

  Adjustment to eliminate net interest
    and non-operating expenses from
    results of certain operations in
    Brazil, Venezuela, and Turkey                  .2            .2               .6             .4

  Other adjustments booked in
    consolidation directly related
    to reportable business segments              (8.3)         (2.0)            (3.3)         (14.7)

Amounts  allocated to  businesses
  in arriving at segment  profit in
  excess of (less than) Corporate
  center operating expenses,
  eliminations, and other amounts
  identified above                              (14.1)         (4.3)           (25.0)         (10.5)
----------------------------------------------------------------------------------------------------
Operating income before gain on
  sale of business                               89.0         148.2            245.6          382.3

Gain on sale of business                            -             -                -           20.1
----------------------------------------------------------------------------------------------------
  Operating income                               89.0         148.2            245.6          402.4

Interest expense, net of interest
  income                                         20.4          26.5             65.5           75.7

Other expense (income)                            2.7          (1.6)             7.3           (2.6)
----------------------------------------------------------------------------------------------------
      Earnings before income taxes             $ 65.9        $123.3           $172.8         $329.3
====================================================================================================



Basis of Presentation:
     The Corporation operates in three reportable business segments: Power Tools and Accessories, Hardware and Home Improvement, and Fastening and Assembly Systems. The Power Tools and Accessories segment has worldwide responsibility for the manufacture and sale of consumer and professional power tools and accessories, electric cleaning and lighting products, and electric lawn and garden tools, as well as for product service. In addition, the Power Tools and Accessories segment has responsibility for the sale of security hardware to customers in Mexico, Central America, the Caribbean, and South America; for the sale of plumbing products to customers outside the United States and Canada; and for sales of the retained portion of the household products business. The Hardware and Home Improvement segment has worldwide responsibility for the manufacture and sale of security hardware (except for the sale of security hardware in Mexico, Central America, the Caribbean, and South America). It also has responsibility for the manufacture of plumbing products and for the sale of plumbing products to customers in the United States and Canada. The Fastening and Assembly Systems segment has worldwide responsibility for the manufacture and sale of fastening and assembly systems.
     The Corporation assesses the performance of its reportable business segments based upon a number of factors, including segment profit. In general, segments follow the same accounting policies as those described in Note 1 of the Corporation's Annual Report on Form 10-K for the year ended December 31, 2000, except with respect to foreign currency translation and except as further indicated below. The financial statements of a segment's operating units located outside of the United States, except those units operating in highly inflationary economies, are generally measured using the local currency as the functional currency. For these units located outside of the United States, segment assets and elements of segment profit are translated using budgeted exchange rates. Budgeted exchange rates are established annually and, once established, all prior period segment data is restated to reflect the current year's budgeted exchange rates. The amounts included in the preceding table under the captions "Reportable Business Segments" and "Corporate, Adjustments, & Eliminations" are reflected at the Corporation's budgeted exchange rates for 2001. The amounts included in the preceding table under the caption "Currency Translation Adjustments" represent the difference between consolidated amounts determined using those budgeted exchange rates and those
determined   based  upon  the  exchange  rates   applicable  under  accounting
principles generally accepted in the United States.
     Segment profit excludes interest income and expense,  non-operating  income
and  expense,   goodwill  amortization  (except  for  amortization  of  goodwill associated  with  certain  small  acquisitions  made  by  the  Power  Tools  and
Accessories and Fastening and Assembly Systems segments), adjustments to eliminate intercompany profit in inventory, and income tax expense. In addition, segment profit excludes the gain on sale of business. For certain operations located in Brazil, Venezuela, and Turkey, segment profit is reduced by net interest expense and non-operating expenses. In determining segment profit, expenses relating to pension and other postretirement benefits are based solely upon estimated service costs. Corporate expenses, as well as certain centrally managed expenses, are allocated to each reportable segment based upon budgeted amounts. While sales and transfers between segments are accounted for at cost plus a reasonable profit, the effects of intersegment sales are excluded from the computation of segment profit. Intercompany profit in inventory is excluded from segment assets and is recognized as a reduction of cost of sales by the selling segment when the related inventory is sold to an unaffiliated customer. Because the Corporation compensates the management of its various businesses on, among other factors, segment profit, the Corporation may elect to record certain
segment-related   expense  items  of  an  unusual  or  non-recurring  nature  in consolidation  rather than  reflect such items in segment  profit.  In addition,
certain   segment-related  items  of  income  or  expense  may  be  recorded  in consolidation in one period and transferred to the various segments in a later period.